EXHIBIT 4.5

STATEMENT OF RESOLUTION
OF
SERIES B PREFERRED STOCK

TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS

Pursuant to Article 2.13 of the Texas Business Corporation Act, Internet America, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), submits the following statement for the purpose of eliminating (a) the Corporation’s series of Preferred Stock, par value $.01 per share, designated as “Series B Preferred Stock” and (b) all references to such series from the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”):

1. The name of the Corporation is Internet America, Inc.

2. The following resolution, eliminating (a) the Corporation’s series of Preferred Stock, par value $0.01 per share, designated as “Series B Preferred Stock” and (b) all references to such series from the Articles of Incorporation, was duly adopted by the Board of Directors of the Corporation on October 11, 2007. Such resolution was duly adopted by all necessary action on the part of the Corporation.

WHEREAS, Article IV of the Articles of Incorporation provides for a class of authorized shares known as “Common Stock”, comprising 45,000,000 shares, with a par value of $.01 per share, issuable from time to time, and for a class of authorized shares known as “Preferred Stock”, comprising 5,000,000 shares, with a par value of $.01 per share, issuable from time to time in one or more series (the “Preferred Stock”);

WHEREAS, pursuant to Article IV of the Articles of Incorporation, the Board of Directors of the Corporation adopted a resolution on May 15, 1996, which established and designated a series of Preferred Stock as “Series B Preferred Stock” and fixed the designations, preferences, limitations, and relative rights, including voting rights, of the shares of such series (the “Series B Preferred Stock”);

WHEREAS, the Corporation filed a Certificate of Designations of the Series B Preferred Stock on May 24, 1996, relating to the resolution described in the immediately preceding paragraph;

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to eliminate (a) the Corporation’s series of Preferred Stock, par value $.01 per share, designated as “Series B Preferred Stock” and (b) all references to such series from the Articles of Incorporation because no issued shares of such series remain outstanding;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby eliminate (a) the Corporation’s series of Preferred Stock, par value $.01 per share, designated as “Series B Preferred Stock” and (b) all references to such series from the Articles of Incorporation.

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IN WITNESS WHEREOF, the undersigned has executed this Statement of Resolution on behalf of the Corporation as of this 12th day of October, 2007.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
Name: William E. Ladin, Jr.
Title:Chairman and Chief Executive Officer